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                                                                    EXHIBIT 11.1


                    Computation of Earnings per Common Share



                                   Three Months Ended        Nine Months Ended
                                     September 30,             September 30,
                                   2000         1999         2000          1999
                                 ----------   ----------   ----------   ----------
Basic Earnings
  Net Income to Common Shares    $  772,018   $1,409,032   $2,463,912   $1,530,984

Basic Shares
  Weighted Average Outstanding    4,309,189    4,290,079    4,329,615    4,255,737


Basic Earnings per Share         $     0.18   $     0.33   $     0.57   $     0.36
                                 ==========   ==========   ==========   ==========

Net Income for Diluted Shares       845,818    1,409,032    2,685,312    1,530,984
Diluted Shares
  Weighted Average Outstanding    4,901,457    4,290,079    4,783,456    4,255,737


Diluted Earnings per Share       $     0.17   $     0.33   $     0.56   $     0.36
                                 ==========   ==========   ==========   ==========